Exhibit 99.1

December 01, 2021

CENTENNIAL AT TEJON RANCH IS SETTING NEW STANDARDS FOR FIRE SAFE, SUSTAINABLE,

AFFORDABLE MASTER PLANNED COMMUNITIES IN CALIFORNIA

In a major new agreement, the master planned community of Centennial, which has already committed to include 18% affordable housing units, will now achieve a net zero carbon project status that exceeds California’s climate goals; and include new wildfire resilience measures to significantly enhance safety both in and outside the community.

(Tejon Ranch, CA) Tejon Ranch Co. (NYSE: TRC) and Climate Resolve, a Los Angeles-based nonprofit organization, today announced an unprecedented agreement regarding the Centennial at Tejon Ranch master planned community. The planned development of more than 19,300 homes and 10.1 million square feet of commercial and industrial space, which has received approvals from Los Angeles County, may now proceed to the next steps in the California development process.

Centennial, which has committed to include 3,480 affordable housing units as a part of its Los Angeles County approvals, will now also become a greater net zero project, meeting and exceeding all the state’s goals and requirements to combat climate change.

The enhanced climate and wildfire resilience measures contained in the agreement set a new standard for development in California and represent the largest climate investment by a housing development in the state, a milestone achieved through the cooperation of both Tejon Ranch and Climate Resolve.

As part of the agreement, Climate Resolve has agreed to dismiss with prejudice its claim that the County of Los Angeles violated the California Environmental Quality Act (CEQA) when it approved Centennial in May of 2019.

With the dismissal of the lawsuit, Tejon Ranch Co. retains the legislative approval needed to continue the process that will lead to the development of a well-planned and critically needed community that will bring thousands of homes and jobs to Los Angeles County.

The agreement includes the following measures and features.

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Net Zero GHG Emissions: The community commits to net zero GHG emissions by reducing to zero all emissions through significant on-site and off-site commitments. A large component prioritizes disadvantaged communities, followed by other projects within Los Angeles County, and other parts of southern and central California.

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Electric Vehicle Advancement: Advance the EV future through commitments to install almost 30,000 chargers within and outside the community. Provide incentives to support the purchase of 10,500 electric vehicles.

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Wildfire Prevention: Funding for on-site and off-site fire protection and prevention measures, including fire-resilient design, planning, and vegetation management with benefits to neighboring communities.

•	Unrivaled Transparency: Provide annual public reports and create an organization empowered to monitor progress to ensure the agreement results in the benefits identified.

“We are pleased to reach this agreement with Climate Resolve that will enable us to address California’s housing crisis in the most sustainable manner possible,” said Gregory S. Bielli, President and CEO of Tejon Ranch Company. “Tejon Ranch has a legacy of environmental stewardship, as well as using its land to meet major needs in California. More than ever, the state desperately needs the 19,333 housing units Centennial will provide, including the nearly 3,500 affordable units. At the same time, California needs to achieve its climate goals. This agreement outlines a way to create this unique climate-friendly, fire-safe, affordable mixed use master planned community that helps California address its housing needs consistent with the state’s policy goals.”

“Working with Tejon Ranch, we’ve been able to secure the largest climate commitment by a housing development in the state’s history,” said Jonathan Parfrey, Executive Director of Climate Resolve. “We’re setting a new climate standard that surpasses anything previously done in the state. Our agreement builds upon the 2008 Tejon Ranch Conservation and Land Use Agreement and takes the added steps of further protecting the land from the threat of wildfire and zeroing-out greenhouse gas emissions at the Centennial project.”

Both Tejon Ranch Company and Climate Resolve look forward to working together to implement an agreement that sets a new precedent for the development of fire safe, sustainable communities that will meet the needs of California today, and in the future.

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CONTACT:

For Tejon Ranch:

Barry Zoeller, Senior VP of Corporate Communications & Investor Relations

bzoeller@tejonranch.com (661) 663-4212

For Climate Resolve:

Bryn Lindblad, Deputy Director

blindblad@climateresolve.org (213) 634-3790 x 102

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Forward-Looking Statements

This press release contains forward-looking statements, including without limitation statements regarding our commitments under the Settlement Agreement and certain aspects of our real estate operations. In some cases, these statements are identifiable through use of words such as “commit” and “will.” These forward-looking statements are not a guarantee of future performance, are subject to assumptions and involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance, or achievement implied by such forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the impacts of COVID-19 and the actions taken by governments, businesses, and individuals in response to it, success in obtaining various governmental approvals and entitlements for land development activities, and the risks described in the section entitled “Risk Factors” in our annual and quarterly reports filed with the SEC.